ALPHA ALTERNATIVE ASSETS (CAYMAN) LTD

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made and entered into effective as of September 8, 2022 by and between the Alpha Alternative Assets (Cayman) Ltd. (the “Company”), a Cayman Islands exempted company and Alpha Growth Management, LLC, a Delaware limited liability company (“Adviser”).

WHEREAS, the Company has been organized to engage in the business of a controlled foreign corporation that holds and trades certain securities and instruments for the benefit of Alpha Alternative Assets Fund (the “Fund”), a closed-end management investment company that operates as an interval fund, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Board of Trustees of the Fund (the “Board of Trustees”) and the Board of Directors of the Company (the “Board of Directors”) have approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Obligations of the Investment Adviser.

(A)	Services. The Adviser agrees to perform the following services (“Services”) for the Company:

(i)	manage the investment and reinvestment of the assets of the Company;

(ii)	execute and deliver all documents relating to the investments of the Company and the placing of orders for purchases and sales of portfolio investments;

(iii)	continuously review, supervise, and administer the investments consistent with the objectives and strategy of the Fund;

(iv)	determine, in its sole discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Company and what portion of the Company’s assets shall be held uninvested;

(v)	provide the Company with records concerning the Adviser’s activities under this Agreement that the Company is required to maintain;

(vi)	render regular reports to the Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities, including, but not limited to, reviewing investment policies and investment selection with the Board of Trustees every quarter;

(vii)	within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund and the Fund’s registration statement, and subject to relevant law and the oversight of the Board of Directors and Board of Trustees, negotiate and enter into loan arrangements, prime brokerage arrangements, total rate-of-return swaps and/or other forms of debt financing and borrowing of money, using the assets of the Company as collateral for such borrowings, subject to custody requirements of the 1940 Act;

(viii)	provide the Company with investment research and statistical data, advice and supervision, data processing and clerical services consistent with the Fund’s investment program;

(ix)	furnish the Fund, the Company and/or the Board of Trustees or Board of Directors with information the Fund, the Company and/or the Board of Trustees or Board of Directors may reasonably request with respect to the securities that the Company may hold or contemplate purchasing;

(x)	provide the Company and Fund, upon reasonable notice, with access to the Adviser’s offices to review Company records maintained by the Adviser; and

(xi)	advise and assist the officers of the Fund and/or Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors or Board of Trustees and its committees with respect to the foregoing matters and the conduct of the business of the Company.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Directors and Board of Trustees and officers of the Fund and/or Company and in compliance with: (i) such policies as the Board of Trustees and Board of Directors may from time to time establish, including, but not limited to, the Fund’s Agreement and Declaration of Trust and its By-Laws, and any amendments thereto; (ii) the Company’s Articles of Association; (iii) the Fund’s objectives, policies and limitations as set forth in such Fund’s prospectus and statement of additional information, as the same may be amended from time to time; and (iv) all applicable laws and regulations.

All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including, without limitation, to the extent approved by the Board of Trustees and Board of Directors, and consistent with the 1940 Act and with all applicable laws, rules and regulations (hereinafter collectively referred to as the “Rules”), any investment sub-adviser (“Sub-Adviser”) selected by the Adviser. In such case, the Adviser will oversee the Sub-Adviser in carrying out the Services as further described in the Investment Sub-Advisory Agreement with the Sub-Adviser. The appointment of Sub-Advisers shall be subject to approval by the Board of Trustees and Board of Directors and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Company and/or Fund (unless exemptive relief from shareholder approval is available).

(B)	Expenses and Personnel. The Adviser agrees to pay the compensation and expenses of any persons rendering any services to the Company who are directors, officers, employees, members or stockholders of the Adviser and will make available, without expense to the Company, the services of such employees as may duly be elected Trustees or officers of the Fund or Directors or officers of the Company, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, the Adviser is not obligated to pay the compensation or expenses of the Fund's or Company’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser.

The compensation and expenses of any Directors, officers and employees of the Company who are not directors, officers, employees, members or stockholders of the Adviser will be paid by the Company.

The Company is responsible for the payment of its own operating expenses, including but not limited to:

(i)	expenses of offering the shares of the Company;

(ii)	expenses and fees of the Directors of the Company, including the reasonable fees and expenses of their counsel in the event they have independent counsel;

(iii)	compensation and expenses of any employees of the Company and of any other persons rendering any Company services;

(iv)	rent for office space and other office expenses of the Company;

(v)	all fees and disbursements in connection with the incorporation of the Company as an exempted company in the Cayman Islands (including registrar fees, disbursements and legal fees); registered office fees; and annual fees payable to the Registrar of Companies in the Cayman Islands;

(vi)	direct costs and expenses of administration of the Company, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff;

(vii)	fees and expenses of the Company incurred in connection with membership in investment company organizations;

(viii)	legal, auditing and accounting expenses of the Company;

(ix)	the Company’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(x)	fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Company;

(xi)	expenses, including clerical expenses, of issue, sale, redemption or repurchase of Company shares;

(xii)	expenses of preparing, printing, distributing and filing any reports, proxy statements, registration statements or other notices to shareholders and governmental bodies;

(xiii)	the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders;

(xiv)	investment advisory and management fees payable to the Adviser;

(xv)	all brokerage commissions for transactions in the portfolio investments of the Company and similar fees, charges and related taxes, for the acquisition, disposition, lending or borrowing of such portfolio investments (including interest expense, dividend expenses or borrow fees of securities sold short);

(xvi)	all fees and expenses payable to custodians, trustees or transfer agents with respect to the portfolio investments of the Company;

(xvii)	fees and expenses incurred by the Adviser payable to third party actuaries, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments (including payments to third party vendors for financial information services and payments to rating agencies);

(xviii)	fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments (including the cost of consultants hired to develop information technology systems designed to monitor the Company’s investments) and performing due diligence on its prospective investments;

(xix)	all interest and related fees payable on any Company borrowings;

(xx)	all taxes payable by or charged or levied against the Company or any of its portfolio investments (including without limitation any issuance taxes, transfer taxes or withholding taxes) payable to any governmental jurisdiction or agencies in the United States or outside the United States; and

(xxi)	all other operating expenses not specifically assumed by the Adviser.

The Company will also pay fees and expenses of the non-interested person Directors and such extraordinary or non-recurring expenses as may arise, including litigation to which the Company may be a party and indemnification of the Company's Directors and officers with respect thereto.

The Adviser may obtain reimbursement from the Company, at such time or times as the Adviser may determine in its sole discretion, for any of the expenses advanced by the Adviser, which the Company is obligated to pay, and such reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

(C)	Books and Records. All books and records prepared and maintained by the Adviser for the Company under this Agreement shall be the property of the Company and, upon request therefor, the Adviser shall surrender to the Company such of the books and records so requested, provided, however, that the Adviser shall retain, maintain and preserve copies of all such books and records deemed necessary, appropriate or required to be maintained by the Adviser under applicable Rules.

2.           Company Transactions. The Adviser is authorized to select investments for the Company that are consistent with the objectives and strategies of the Fund. The Adviser is authorized to select the investment bankers, brokers or dealers that will execute the purchases and sales of portfolio securities for the Company. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Company transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Company and its other clients and that the total commission paid by the Company will be reasonable in relation to the benefits to the Company and the Adviser’s other clients over the long-term. The Adviser will promptly communicate to the officers and the Trustees of the Fund and officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

The parties agree that it is in the interests of the Company that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when brokerage is allocated to other brokers on the basis of the best price and execution. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser or the Sub-Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Company and/or other accounts over which the Adviser exercises investment discretion.

3.           Compensation of the Adviser. The Company does not pay compensation to the Adviser.

4.           Status of Investment Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby and provided that whenever the Company and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized within this Agreement or by other written authority, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.           Permissible Interests. Directors, agents and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise; and directors, partners, officers, agents and stockholders of the Adviser are or may be interested in the Company as Directors, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a stockholder or otherwise.

6.           Limits of Liability. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), as it relates to the Company, except for information supplied by the Adviser for inclusion therein.

7.           Limitation of Liability to Company Property. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of Directors, officers, employees, agents or nominees of the Company, or any shareholders of any share of the Company, personally, but bind only the property of the Company. The execution and delivery of this Agreement have been authorized by the Directors and shareholders of the Company and signed by officers of the Company, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company.

8.           Proxy Voting and Other Corporate Matters. The Adviser has the authority and will take any and all action and provide any and all advice with respect to the voting of securities held by the Company in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, including employing specialized agent or firms that are authorized to vote securities held by the Company. The Adviser agrees to provide the Fund in a timely manner with a record of votes cast, with respect to the Company, containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With the Company’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Company, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund and the Company, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund and the Company or required by applicable law, including the Employee Retirement Income Security Act (“ERISA”), and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs from the Company.

9.           Information and Reports. The Adviser shall keep the Fund and the Company informed of material developments relating to its duties as Adviser for the Company of which the Adviser has, or should have, knowledge that would materially affect the Company. In this regard, the Adviser shall provide the Fund and the Company and their officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund or the Company may, from time to time, reasonably request.

(A)	Prior to each regular meeting of the Board of Trustees, the Adviser shall provide the Board of Trustees with reports regarding the Adviser’s management of the Company during the most recently completed quarter, which reports shall include the Adviser’s compliance with the Fund’s investment objectives and policies and the 1940 Act and applicable rules and regulations under the 1940 Act, each of which shall be in such form as may be mutually agreed upon by the Adviser and the Fund.

(B)	Each of the Adviser and the Company, shall provide the other party with a list, to the best of the Adviser’s or the Company’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Company, as the case may be, and each of the Adviser and Company agrees promptly to update such list whenever the Adviser or the Company becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(C)	The Adviser shall also provide the Fund with any information reasonably requested by the Fund, regarding the Adviser’s management of the Company’s assets required for any shareholder report, amended registration statement or supplement to the prospectus or statement of additional information to be filed by the Fund and/or Company with the SEC.

10.         Term. This Agreement shall remain in effect for an initial term of two years from the effective date hereof, and thereafter for additional annual periods provided such continuance is approved at least annually by the vote of a majority of the Board of Directors and the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund or Company, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(A)	the Company may, at any time and without the payment of any penalty, terminate this Agreement upon 60 (sixty) days’ written notice of a decision to terminate this Agreement by: (i) the vote of the Trustees of the Fund; or (ii) by the Company by the vote of a majority of the outstanding voting securities of the Company;

(B)	the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon 120 (one-hundred and twenty) days’ notice to the Company;

(C)	this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder); and

(D)	the terms of paragraphs 6, 7, 10, and 12 of this Agreement shall survive the termination of this Agreement.

In the event of the assignment of this Agreement, the Adviser shall notify the Company in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Company to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

Further, in the event of the termination of this Agreement pursuant to item 10(C) of this Section, the Adviser agrees to pay the reasonable costs and expenses of the Company (inclusive of the cost of the Company’s legal counsel) directly arising out of such assignment and any actions taken by the Company directly in response to such assignment, including not limited to, the costs and expenses of the Company related to the approval of the new investment adviser to the Company, special meetings of the Board of Directors or Board of Trustees and/or Company and Fund shareholders (including the costs of any proxy solicitation that may be required).

11.         Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board of Directors and Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser, the Fund or the Company. To the extent legal counsel to the Fund concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

12.         Applicable Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by the laws of the State of Delaware in a manner not in conflict with the provisions of the 1940 Act.

13.         Representations and Warranties.

(A)	Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Company as follows:

(i)	the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)	the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement;

(iii)	the Adviser has entered into an Investment Advisory Agreement with the Fund, pursuant to which it represents and warrants that (i) it maintains a written code of ethics complying with Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act, (ii) it has instituted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its code of ethics, and (iii) maintains compliance policies and procedures reasonably designed to prevent violations of federal securities laws;

(iv)	the Adviser will maintain, keep current and preserve on behalf of the Company all books and records: (i) required pursuant to Rule 31a-1(b)(1), (2)(ii), (2)(iii), (3), (5) – (10), (12) and any records reasonably related thereto; or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Company to the Adviser from time to time. The Adviser agrees that such records are the property of the Company, and shall be surrendered to such Company promptly upon request. The Company acknowledges that Adviser may retain copies of all records required to meet the record retention requirements imposed by Rules;

(v)	the Adviser will immediately notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Company if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Company; and

(vi)	if required by applicable law to do so, is or will be registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities in which the Adviser is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”).

(B)	Representations and Warranties of the Company. The Company hereby represents and warrants to the Adviser as follows:

(i)	the Company has been duly organized as an Exempted Company under the laws of the Cayman Islands and is authorized to enter into this Agreement and carry out its terms.

14.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Alpha Growth Management, LLC

500 Newport Center Drive, Ste. 680

Newport Beach, CA 92660

Attn: Mason Schubert

To the Company at:

c/o Alpha Alternative Assets Fund

500 Newport Center Drive, Ste. 680

Newport Beach, CA 92660

Attn: Mason Schubert

15.	Confidentiality.

(a)       Each party to this Agreement expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Adviser understands that the holdings, performance or any other information regarding the funds managed by the Adviser is the property of the Company and may be used by the Company in the Company’s discretion. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Without the written approval of all of the parties to this Agreement, no party to this Agreement shall disclose Confidential Information except: (i) to its employees, consultants, legal advisers or auditors having a need to know such Confidential Information; (ii) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (iii) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

(b)       No party to this Agreement may make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from the disclosing party; (ii) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of two (2) years following the expiration or termination of this Agreement.

(c)       Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

16.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ALPHA ALTERNATIVE ASSETS (CAYMAN) LTD		ALPHA GROWTH MANAGEMENT, LLC

By:	/s/ Christopher Shaw	By:	/s/ Gobind Sahney
Name:	Christopher Shaw	Name:	Gobind Sahney
Title:	Director	Title:	President